EXHIBIT 99.1

Universal Hospital Services, Inc. Announces First Quarter Earnings

    BLOOMINGTON, Minn.--(BUSINESS WIRE)--May 17, 2004--Universal Hospital Services, Inc., ("UHS") today announced financial results for the first quarter ended March 31, 2004.
    Total revenues were $49.0 million for the first quarter of 2004, representing a $6.4 million or 15.1% increase from total revenues of $42.6 million for the same period of 2003. Medical equipment outsourcing revenues were $39.9 million for the first quarter of 2004, representing a $4.0 million or 10.9% increase from medical equipment outsourcing revenues of $35.9 million for the same period of 2003. Sales of supplies and equipment grew to $4.4 million in the quarter, representing a 33.8% increase from the prior year. Service revenues grew by 46.3% to $4.7 million.
    Gross profit increased by 9.4% to $22.1 million during the quarter on the strength of revenue offset by increased costs incurred due to our continued focus on growing our technical and professional services and medical equipment remarketing segments. Gross profit as a percent of total revenues decreased from 47.6% to 45.2% as a result of the investment in field service personnel and the shift in revenue mix toward non-capital sales and service businesses.
    Net income for the quarter was $1.4 million, down $1.3 million from last year due to a $3.1 million increase in interest expense related to our recapitalization in the fourth quarter of 2003 which offset the $0.3 million growth in operating income.
    During the quarter, we completed the acquisition of Affiliated Clinical Engineering Services (ACES) and purchased certain rental assets from Cardinal Health. "ACES brings us a strong, respected provider of biomedical equipment services throughout the New England states. This acquisition is in line with our stated strategy of growing our less capital intensive equipment services business," commented President and CEO Gary D. Blackford on the acquisition. Neither purchase had a material impact on first quarter results.
    After the completion of the quarter, we initiated a national roll-out into the specialty bed outsourcing arena. Our goal is to become a significant player in the specialty bed market by providing best of class products with our tradition of best of class service. As part of that, following the completion of the quarter, we acquired the assets of two specialty bed companies, Galaxy Medical, located in Ohio and Advanced Therapeutics, located in Wisconsin. "The acquisition of Galaxy and Advanced will help us jump start our reentry into this fast growing market," said Gary Blackford about the acquisitions.
    Operating cash flow for the first quarter of 2004 was $18.0 million compared to $6.8 million in the prior year. Operating cash flow increased from last year's first quarter due primarily to the timing of the interest payment on our new bonds which benefited current year's operating cash flow by approximately $9.3 million. As of March 31, 2004, we had outstanding $279.6 million of total debt, consisting of $260.0 million in senior notes, $19.0 million outstanding under our revolving credit facility, and $0.6 million in capital lease obligations. Borrowing availability under the revolving credit facility at March 31, 2004 was $68.6 million, net of outstanding letters of credit of $0.6 million.
    Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the first quarter of 2004 were $18.4 million compared to $17.4 million for the prior year. EBITDA is not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of performance, and is not representative of funds available for discretionary use due to the Company's financing obligations. EBITDA, as defined by the Company, may not be calculated consistently among other companies applying similar reporting measures. EBITDA is included herein because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of the Company's debt covenant calculations. Management believes that EBITDA provides an important perspective on the Company's ability to service its long-term obligations, the Company's ability to fund continuing growth, and the Company's ability to continue as a going concern. A reconciliation of EBITDA to operating cash flows is included on the attached Statements of Cash Flows.
    We are announcing today that our Senior Vice President Finance and Chief Financial Officer, John A. Gappa, will be leaving the company to pursue new executive management opportunities. Mr. Gappa will remain with UHS as the company begins a search for his successor to facilitate a smooth transition. Gary Blackford, President and CEO, commented; "John has played a major role in the growth and success of UHS over the past four and a half years. UHS would not be where it is today without his contributions. I would like to thank John for his many contributions and wish him continued success in his future endeavors." Mr. Gappa commented, "I have enjoyed the many opportunities UHS presented and wish Gary and the whole UHS team the best in the years to come. I am looking forward to taking the additional skills and experience I gained at UHS and applying them to an expanded scope of responsibilities in my next opportunity."
    We will conduct a conference call regarding the First Quarter 2004 results on Wednesday, May 19th at 10:00 AM CDT. To participate, you may call (877) 284-1151 and indicate you would like to join in the UHS First Quarter Results Call with Gary Blackford as the leader. A taped replay of this call will be available from 11:30 AM CDT on May 19th until 12:00 PM CDT on May 26th. The "Encore Dial-in" number is: (800) 642-1687 or (706) 645-9291, confirmation #6914238.
    This call is being webcast by CCBN and can be accessed at the Universal Hospital Services, Inc. web site at www.uhs.com. Click on "Financials", "Webcasts" and then on "First Quarter 2004 Results Call" to participate.
    The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).

    About Universal Hospital Services, Inc.

    Based in Bloomington, Minnesota, Universal Hospital Services is a leading nationwide provider of medical technology outsourcing and services to more than 6,050 acute care hospitals and alternate site providers and major medical equipment manufacturers. Our services fall into three general categories: Medical Equipment Outsourcing, Technical and Professional Services, and Medical Equipment Sales and Remarketing. We provide a comprehensive range of support services, including equipment delivery, training, technical and educational support, inspection, maintenance and complete documentation. Universal Hospital Services currently operates through 71 district offices and 13 regional service centers, serving customers in all 50 states and the District of Columbia.



Universal Hospital Services, Inc.
3800 American Boulevard West, Suite 1250
Bloomington, MN 55431-4442
952-893-3200
www.uhs.com


    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: We believe statements in this release looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: the Company's history of net losses and substantial interest expense; the Company's need for substantial cash to operate and expand its business as planned; the Company's substantial outstanding debt and debt service obligations; restrictions imposed by the terms of the Company's debt; a decrease in the number of patients our customers are serving; the Company's ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the Company's relationships with certain key suppliers and any adverse developments concerning these suppliers; the absence of long-term commitments with customers; the Company's ability to renew contracts with group purchasing organizations and integrated delivery networks; the Company's ability to acquire adequate insurance to cover claims; the fluctuation in our quarterly operating results; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; changes and trends in customer preferences, including increased purchasing of movable medical equipment; difficulties or delays in our continued expansion into certain areas and developments of new areas; additional credit risks in increasing business with home care providers and nursing homes; consolidations in the healthcare industry; unanticipated costs or difficulties or delays in implementing the components of our strategy and plan and possible adverse consequences relating to our ability to successfully integrate acquisitions; actions by competitors; and the availability of and ability to retain qualified personnel, especially sales representatives. These and other risk factors are detailed in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2003 filed with Securities and Exchange Commission.



                   UNIVERSAL HOSPITAL SERVICES, INC.
                            BALANCE SHEETS
     (dollars in thousands except share and per share information)

                                ASSETS


                                              March 31,  December 31,
                                                2004         2003
                                             ----------- -------------
                                             (unaudited)
Current assets:

  Accounts receivable, less allowance for
   doubtful accounts of $1,850 and $1,750
   at March 31, 2004 and December 31, 2003,
   respectively                                 $38,009       $33,943
  Inventories                                     4,231         3,441
  Deferred income taxes                           2,060         2,205
  Other current assets                            1,239         1,961
                                             ----------- -------------
   Total current assets                          45,539        41,550

Property and equipment, net:

  Movable medical equipment, net                123,828       122,931
  Property and office equipment, net              7,438         6,784
                                             ----------- -------------
   Total property and equipment, net            131,266       129,715

Intangible assets:

  Goodwill                                       37,402        36,348
  Other, primarily deferred financing costs,
   net                                           11,214        11,423
  Other intangibles, net                          3,421         1,183
                                             ----------- -------------
   Total assets                                $228,842      $220,219
                                             =========== =============

               LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:

  Current portion of long-term debt                $325          $284
  Accounts payable                                9,065        13,775
  Accrued compensation and pension                7,119         7,699
  Accrued interest                               12,203         5,600
  Other accrued expenses                          3,199         2,010
  Book overdrafts                                   343         3,891
                                             ----------- -------------
   Total current liabilities                     32,254        33,259

Long-term debt, less current portion            279,226       270,798
Deferred compensation and pension                 3,890         3,860
Deferred income taxes                             2,060         2,205

Commitments and contingencies

Shareholders' deficiency:

  Common stock, $0.01 par value; 500,000,000
   shares authorized, 122,725,618 and
   122,768,962 shares issued
   and outstanding at March 31, 2004 and
   December 31, 2003, respectively                1,227         1,228
  Additional paid-in capital                          -             -
  Accumulated deficit                           (87,059)      (88,375)
  Accumulated other comprehensive loss           (2,756)       (2,756)
                                             ----------- -------------
   Total shareholders' deficiency               (88,588)      (89,903)
                                             ----------- -------------
   Total liabilities and shareholders'
    deficiency                                 $228,842      $220,219
                                             =========== =============




                  Universal Hospital Services, Inc.
                         Statements of Income
                        (dollars in thousands)


                                                       Three Months
                                                      Ended March 31,
                                                     -----------------
                                                       2004     2003
                                                     -------- --------
                                                        (unaudited)

Medical equipment outsourcing                        $39,888  $35,964
Sales of supplies and equipment, and other             4,387    3,365
Service                                                4,722    3,227
                                                     -------- --------
Total revenues                                        48,997   42,556
Costs of equipment outsourcing, sales and service     26,850   22,314
                                                     -------- --------
Gross profit                                          22,147   20,242
Selling, general and administrative                   13,092   11,476
                                                     -------- --------
Operating income                                       9,055    8,766
Interest expense                                       7,449    4,351
                                                     -------- --------
Income before income taxes                             1,606    4,415
Provision for income taxes                               248    1,778
                                                     -------- --------
Net income                                            $1,358   $2,637
                                                     ======== ========


Additional information
  EBITDA as a percentage of total revenues              37.6%    41.0%
  Movable medical equipment (approximate number of
   units at end of period)                           147,000  142,000
  Offices (at end of period)                              71       65
  Number of hospital customers (at end of period)      3,000    2,800
  Number of total customers (at end of period)         6,050    5,900
  Movable medical equipment depreciation expense      $8,638   $7,852




                   Universal Hospital Services, Inc.
                          Segmented Reporting
                        (dollars in thousands)



                         Outsourcing        Sales         Service
                       -----------------------------------------------
                         2004    2003    2004   2003    2004    2003
                       -----------------------------------------------

Revenue                $39,888 $35,964  $4,367 $3,264  $4,722  $3,227
Cost                    20,284     N/A   3,351    N/A   3,215     N/A
Gross Profit %           49.1%     N/A   23.2%    N/A   31.9%     N/A



                                 Corp/Elim           Consolidated
                           -------------------------------------------
                              2004       2003       2004       2003
                           -------------------------------------------

Revenue                           $20       $101    $48,997   $42,556
Cost                                -          -     26,850    22,314
Gross Profit %                      -          -      45.2%     47.6%






                                     Percent of Total Percent Increase
                                         Revenues        (Decrease)

                                      Three Months
                                      Ended March 31,    Qtr 1 2004
                                       2004    2003   Over Qtr 1 2003
                                     ---------------- ----------------

Medical equipment outsourcing           81.4%   84.5%            10.9%
Sales of supplies and equipment, and
 other                                   8.9     7.9             30.4
Service                                  9.7     7.6             46.3
                                     -------- -------
Total revenues                         100.0   100.0             15.1
Costs of equipment outsourcing, sales
 and service                            54.8    52.4             20.3
                                     -------- -------
Gross profit                            45.2    47.6              9.4
Selling, general and administrative     26.7    27.0             14.1
                                     -------- -------
Operating  income                       18.5    20.6              3.3
Interest expense                        15.2    10.2             71.2
                                     -------- -------
Income before income taxes               3.3    10.4            (63.6)
Provision for income taxes               0.5     4.2            (86.1)
                                     -------- -------
Net income                               2.8%    6.2%          (48.5%)
                                     ======== =======






                   Universal Hospital Services, Inc.
                       Statements of Cash Flows
                        (dollars in thousands)


                                                  Three Months Ended
                                                       March 31,
                                                  --------------------
                                                     2004      2003
Cash flows from operating activities:                 (unaudited)
 Net income                                          $1,358    $2,637
 Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation                                    9,315     8,378
      Amortization of intangibles                        46       286
      Accretion of bond discount                          -       132
      Provision for doubtful accounts                   363       218
      Non-cash stock-based compensation expense           -        53
      Loss on sales/disposal of equipment                63        93
      Deferred income taxes                               -     1,711
      Changes in operating assets and liabilities,
             net of impact of acquisitions:
             Accounts receivable                     (4,275)   (2,573)
             Inventories and other operating
              assets                                    (72)     (232)
             Accounts payable and accrued expenses   11,191    (3,858)
                                                  ---------- ---------
      Net cash provided by operating activities      17,989     6,845
                                                  ---------- ---------

Cash flows from investing activities:
 Movable medical equipment purchases                (18,619)  (11,329)
 Property and office equipment purchases             (1,328)     (502)
 Proceeds from disposition of movable medical
  equipment                                             784       419
 Acquisitions                                        (3,297)        -
 Other                                                 (362)     (103)
                                                  ---------- ---------
      Net cash used in investing activities         (22,822)  (11,515)
                                                  ---------- ---------

Cash flows from financing activities:
 Proceeds under loan agreements                      24,325    20,450
 Payments under loan agreements                     (15,901)  (13,086)
 Repurchase of common stock                             (44)        -
 Change in book overdraft                            (3,547)   (2,694)
                                                  ---------- ---------
      Net cash provided by financing activities       4,833     4,670
                                                  ---------- ---------

Net change in cash and cash equivalents                $---      $---
                                                  ========== =========

Supplemental cash flow information:
      Interest paid                                    $426    $7,814
                                                  ========== =========
      Income taxes paid                                  $6       $94
                                                  ========== =========
      Movable medical equipment purchases in
       accounts payable                              $2,265    $3,324
                                                  ========== =========
      Movable medical equipment additions           $10,381    $8,919
                                                  ========== =========

Additional information

      Net cash provided by operating activities     $17,989    $6,845
      Changes in operating assets and liabilities    (6,844)    6,663
      Other non-cash expenses                          (426)     (496)
      Current income taxes                              248        67
      Interest expense                                7,449     4,351
                                                  ---------- ---------

      EBITDA                                        $18,416   $17,430
                                                  ========== =========


    CONTACT: Universal Hospital Services, Inc., Bloomington
             Bethany A. Oliver, 952-893-3288